Exhibit 4.13

[English Translation for Reference only]

Taiwan Liposome Company, Ltd.

2020 Employee Stock Option Issuance and Share Subscription Plan

Article 1	Purpose of the Issuance:

This 2020 Employee Stock Option Issuance and Share Subscription Plan of the Company is established pursuant to the applicable laws and regulations including Article 28-3 of the Securities and Exchange Act and the "Regulations Governing the Offering and Issuance of Securities by Securities Issuers" promulgated by the Financial Supervisory Commission, for the purpose of attracting and retaining professionals needed by the Company as well as motivating its employees, building up employee cohesion, facilitating productivity and fostering a sense of belonging to the Company so as to jointly promote the interests of the Company and of its shareholders as a whole.

Article 2	Issuance Period:

The options may be issued in one tranche or multiple tranches, depending on actual needs, within one year from the date on which the Company receives the notification indicating that the registration filed by the Company pursuant to the “Regulations Governing the Offering and Issuance of Securities Issuers” and other applicable laws and regulations has become effective. The Chairman of the Board is hereby authorized to determine the actual issue date(s).

Article 3	Qualifications and Conditions for Eligible Employees for the Options:

The full time employees of the Company and the controlled and controlling entities of the Company who come on board before the subscription right record date. The definitions of the controlled and controlling entities shall be as set forth in the Letter dated December 27, 2018 numbered FSC1070121068. The full time employees are those whose regular work hours are five days per week and 7.5 hours a day. The Subscription Record Date shall be determined by the Chairman of the Board; however, the prior approval of the Remuneration Committee is also required where the grantee is also a managerial officer of the Company. After taking into consideration factors such as the work experience, grade, work performance, previous and expected overall contributions or special achievements and development potential of each employee, the General Manager shall determine the eligible employees and the number of shares each of them is entitled to subscribe to, then propose the same to the Chairman of the Board for his approval, and then present the same to the Board for its approval. The sum of (i) the number of shares that an option holder is entitled to subscribe to by exercising all options issued to him/her pursuant to Article 56-1, Paragraph 1 of the Regulations Governing the Offering and Issuance of Securities by Securities Issuers and (ii) the new employee restricted stock granted to him/her shall not exceed 0.3% of the total shares issued by the Company. In addition, the above in combination with the cumulative number of shares such option holder can subscribe to by exercising the stock options of the Company issued under Article 56, Paragraph 1 of the

Regulations Governing the Offering and Issuance of Securities by Securities Issuers shall not exceed 1% of the total issued shares of the Company.

Article 4	Total Number of the Options to be Issued:

The total number of the options to be issued is 2,000 units. Each option unit represents the right to subscribe to 1,000 ordinary shares of the Company. The total number of new ordinary shares to be issued in connection with exercises of the options is 2,000,000 shares.

Article 5Terms and Conditions:

1. Exercise price:

The exercise price shall be the closing price of an ordinary share of the Company as of the issue date. The exercise price shall be the par value of one ordinary share if the closing price is lower than the par value of the share as of the issue date.

2.   Exercise period:

A.	The term of the options is 5 years. Upon its expiration, any unexercised option shall be deemed waived, and the option holder will not be allowed to claim his/her option rights.
B.

The options shall not be transferred, pledged, given as gifts or otherwise disposed of. However, these restrictions shall not apply when an option holder passes away; in such case, the decedent’s legal heirs shall be entitled to inherit the options.

C.	The options shall become exercisable pursuant to the vesting schedule and the percentages set forth below from the expiration of the second anniversary of the option grant date.

Vesting Schedule of Employee Stock Options	Accumulated Percentage of Vested Options
The date following] the second anniversary of the grant date (i.e. from the third year)	50%
During the 24-month period starting from the date following the second anniversary of the grant date	Accumulated percentage of vested options shall increase by 1/48 each month
The date following the fourth anniversary of the grant date (i.e. from the fifth year)	100%

3.   Underlying shares: Ordinary shares of the Company.

4.   In the event of an option holder’s employment being terminated for any reason during the term of the options, his or her options shall be dealt with as set forth below:

A.	Termination (including voluntary resignation, layoff, and discharge):

For options that are already vested, holder of such options may exercise them within three months commencing from the date of employment termination. Options not yet vested shall be deemed waived by the holder of such option on the date of employment termination.

B.	Retirement:

In the event of retirement, the option holder is still entitled to exercise all of the options. Unvested options, if so approved by the Chairman of the Board, or a managerial officer authorized by him, will not be subject the vesting period and percentage set forth in Article 5, Paragraph 2 herein, provided, however, that in no event shall the options be exercised before the date following the second anniversary of the grant date. In such case the options shall be exercised, subject to the term of the options, within two years commencing from either the date of retirement or before the date following the second anniversary of the grant date thereof, whichever is later.

C.	Leave without Pay:

Vested options held by an employee who applies for leave without pay in accordance with the applicable laws and regulations or due to reasons such as serious illnesses, serious domestic distress, or overseas education and obtained special approval from the Company, shall be exercisable within three months commencing from the first day of his/her leave without pay. For options that are not vested, subject to the terms of the option, the exercise period shall be deferred for the period of leave without pay and shall be resumed after such employee’s reinstatement.

D.	Death:

Options that are already vested may be exercised within one year commencing from the date of the holder’s death by his/her heirs. Options that are not vested shall be deemed waived on the date of the holder's death.

E.	Disability Caused by Work Injury:
(1)

In the event that an option holder is physically disabled and cannot continue his or her employment because of a work injury, options granted to him/her shall be fully exercisable even after his/her termination and all options not yet vested will not be subject to the vesting period and percentage set forth in Article 5, Paragraph 2 herein, provided, however, that in no event shall the options be exercised before the date following the second anniversary of the grant date. In such case, the options shall be exercised, subject to the terms of the options, within two years commencing from either the date of termination or the date following the second anniversary of the grant date thereof, whichever is later.
(2)

In the event of an option holder’s death due to a work injury, all options may be exercised by his/her legal heirs after his/her death and all options not yet vested will not be subject to the vesting period and percentage set forth in Article 5, Paragraph 2 herein, provided, however, that in no event shall the options be exercised before the second anniversary of the grant date. In such case, the options shall be exercised, subject to the terms of the option, within two years commencing from either the date of the option holder's death or the date following the second anniversary of the grant date thereof, whichever is later.

F.	Transferred Personnel:

If an option holder requests to be transferred to affiliates or other companies invested in by the Company, the vested and unvested stock options shall be dealt with by analogy to the rules applicable to the terminated employees. However, if the Company requests the transfer, and subject to the approval from the Chairman of the Board or a managerial officer authorized by him, vested options held by such transferred option holder shall still be dealt with by analogy to the rules applicable to a resigned employee, but the unvested options may, subject to the terms of the option, be exercised by the holder in accordance with the vesting schedule and percentages set forth in Article 5, Paragraph 2 herein.

G.	In the event that an option holder or his/her legal heirs fail to exercise the options within the aforesaid exercise periods, they shall be deemed to have waived the options.
H.

If the expiration of the aforesaid exercise periods falls within a statutory book closure period of the Company, then such exercise period shall be extended for the number of days that the options cannot be exercised.

5.    Methods for Handling Options that are Waived:

Options that are waived shall be canceled by the Company and cannot be re-issued.

Article 6Performance of Contract:

The Company shall issue and deliver new shares as underlying shares of options.

Article 7Adjustment of Exercise Price:

1.

After the issuance of the options, except for in the case of (i) an issuance of new shares upon an exercise of rights to conversion to or subscription for ordinary shares that are attached to securities issued by the Company or (ii) an issuance of new shares as employee compensation, in the event of an increase in the number of ordinary shares of the Company (including private placement), the exercise price of the options shall be adjusted in accordance with the formula below (to be rounded up to the nearest NT$ 0.1).

Adjusted exercise price = the exercise price before adjustment * [number of issued and outstanding shares + (subscription price per new share * number of new shares to be issued) / the market price per ordinary share] / (number of issued and outstanding shares + number of new shares to be issued)

a.

The number of issued and outstanding shares refers to the total number of issued and outstanding ordinary shares, excluding the number of shares represented by bond conversion entitlement certificates and certificates of payment for the exercise of stock options.

b.	In the event that the new shares are distributed gratis or as a result of a stock split, the subscription price per new share is zero.
c.	In the event of a merger, the exercise price shall be adjusted in accordance with relevant rules and regulations.
d.	No adjustment shall be made if the exercise price after adjustment is higher than that before adjustment.
2.

After the issuance of the options, in the event of any cash dividends being distributed by the Company, the exercise price shall be decreased pursuant to the ratio determined in accordance with the formula below (to be rounded up to the nearest NT$ 0.1) on the dividend record date:

Adjusted exercise price = the exercise price before adjustment * (1 - the ratio of cash dividend distributed to each ordinary share to the market price per ordinary share)

3.

After the stock options are issued, if there is any capital reduction resulting in a decrease in the shares of common stock from a cause other than cancellation of treasury shares, (including a capital reduction for loss compensation and a cash capital reduction), the exercise price of the options shall be adjusted in accordance with the formula below (to be rounded up to the nearest NT$ 0.1) on the record date of capital reduction:

a. In the case of a capital reduction for loss compensation:

Exercise price after adjustment = exercise price before adjustment * (Number of shares already issued/shares issued after capital reduction)

b. In the case of a cash capital reduction:

Exercise price after adjustment = (exercise price before adjustment -the amount of money returned per share) * (Number of shares already issued/shares issued after capital reduction)

Article 8Procedures for Exercising the Options:

1.

Except during statutory book closure periods, option holders may exercise their options subject to the vesting period and percentages set forth in Article 5, Paragraph 2 herein by submitting an “Employee Share Subscription Application Form” to the Company’s stock affairs agent. After the application is completed and reviewed, the Company’s stock affairs agent shall notify such option holder and request that he/she make the payment for the share subscription price to a designated bank. Once the payment is made by the option holder, such exercise and payment shall become irrevocable. An option holder who does not pay the share subscription price within the given period shall be deemed to have waived his/her options.

2.

After collecting the full payment for the share subscription price, the Company’s stock affairs agent shall record the number of shares so subscribed to by such option holder in the register of members of the Company, and the new shares shall thereby be delivered by way of book-entry transfer to the option holder within five business days.

3.

For so long as ordinary shares of the Company are listed on the Taiwan Stock Exchange or the Taipei Exchange in accordance with applicable laws, the new shares so delivered to the option holder may be traded thereon from the delivery date.

4.	The Company shall apply to the competent authority for alteration of the corporate registration with respect to the Company’s capital and for the issuance of new shares at least once per quarter.
Article 9	Rights and Obligations after Exercising the Options:

Rights and obligations attached to ordinary shares issued upon an exercise of the options shall be the same as that of other ordinary shares of the Company.

Article 10	Entering into Agreement and Confidentiality
1.

Upon the completion of the relevant legal procedures for issuance of the options, the department in charge shall inform each eligible employee and request that they execute an "Employee Stock Options Agreement". After the execution, such employees shall be deemed to have accepted the options.

Failure to complete the execution of the agreement shall be deemed to constitute a waiver of the rights to the options.

2.

An option holder who has executed the agreement shall abide by the confidentiality clauses therein and shall not disclose any information relating to the Plan and his/her personal interests hereunder to others. In the event of a breach, the Company is entitled to recall and cancel the unvested options.

Article 11Implementation Guidelines

The Company shall later notify each eligible employee regarding the number of options granted to him/her, and the relevant procedures and schedule with respect to the exercise of the options, payment of the share subscription price, and issuance of share certificates.

Article 12	Other Important Stipulations:
1.

The Plan shall be approved by a majority vote at a Board Meeting at which two-thirds or more directors are present, and shall be implemented only after the registration of the Plan with the competent authority has become effective. During the review process, if any revision to the Plan is required to be made by the competent authority, the Chairman of the Board is hereby authorized to make such revision initially and then submit such revision to the Board for ratification. The ratification shall take place before the issuance of options.

2.	Matters not provided for in the Plan shall be governed by the relevant laws and regulations.